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                                                           EXHIBIT (15b)






To CMS Energy Corporation:

      We are aware that CMS Energy Corporation has incorporated by reference in this registration statement its Form 10-Q for the quarter ended June 30, 1998, which includes our report dated August 11, 1998, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the registration statement prepared or certified by our Firm or report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



/s/ ARTHUR ANDERSEN LLP

Detroit, Michigan,
      September 3, 1998.